DeGolyer and MacNaughton
5001 Spring Valley Road
Suite 800 East
Dallas, Texas 75244

July 27, 2012

Forest Oil Corporation
707 Seventeenth Street
Suite 3600
Denver, Colorado   80202

Ladies and Gentlemen:

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 of Forest Oil Corporation (“Forest”) to be filed on or about July 27, 2012, of all references to our firm and information from our audit letters dated February 2, 2012, included in or made a part of the Annual Report on Form 10-K of Forest for the year ended December 31, 2011.  We also consent to the reference to us under the heading “Experts” in such Registration Statement.

Very truly yours,

/s/ DeGolyer and MacNaughton
DeGOLYER and MacNAUGHTON
Texas Registered Engineering Firm F-716